                                                                 EXHIBIT (a)(1)


                               ATRION CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
                      350,000 SHARES OF ITS COMMON STOCK,
                           PAR VALUE $.10 PER SHARE,
                    AT A PURCHASE PRICE OF $23.00 PER SHARE


          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 14, 2003,
                         UNLESS THE OFFER IS EXTENDED.

                                ----------------


         Atrion Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender up to 350,000 shares of its Common Stock, par value $.10 per share (such shares, together with associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, between the Company and American Stock Transfer & Trust Company as Rights Agent, as amended, are hereinafter referred to as the "Shares"), to the Company at a price of $23.00 per Share in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 350,000 Shares pursuant to the Offer. See Section 14.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         The Shares are listed and traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "ATRI." On February 26, 2003, the last full Nasdaq trading day prior to the date of the announcement of the Offer, the closing sales price as reported by Nasdaq was $18.00 per Share, and on March 14, 2003, the closing sales price as reported by Nasdaq was $22.40 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE
SECTION 10.


              The Date of this Offer to Purchase is March 18, 2003

                                   IMPORTANT

         Any stockholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

         Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                               TABLE OF CONTENTS


SUMMARY...........................................................................................................3

FORWARD-LOOKING STATEMENTS........................................................................................5

INTRODUCTION......................................................................................................6

THE OFFER.........................................................................................................7
      1.  NUMBER OF SHARES; PRORATION.............................................................................7
      2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER......................................................8
      3.  PROCEDURES FOR TENDERING SHARES.........................................................................9
      4.  WITHDRAWAL RIGHTS......................................................................................12
      5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.......................................................12
      6.  CERTAIN CONDITIONS OF THE OFFER........................................................................13
      7.  PRICE RANGE OF SHARES; DIVIDENDS.......................................................................15
      8.  SOURCE AND AMOUNT OF FUNDS.............................................................................15
      9.  CERTAIN INFORMATION CONCERNING THE COMPANY.............................................................15
      10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES...................17
      11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.....................19
      12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS............................................................19
      13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................................................19
      14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.............................................................21
      15. FEES AND EXPENSES......................................................................................22
      16. MISCELLANEOUS..........................................................................................22

                               SUMMARY TERM SHEET

         Atrion Corporation is providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES OF COMMON STOCK?

         Atrion Corporation, a Delaware corporation, is offering to purchase your shares of common stock and the associated common stock purchase rights.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE?

         We are offering to purchase shares of common stock at a price of $23.00 per share, payable in cash. No additional consideration will be paid for the associated common stock purchase rights.

HOW MANY SHARES WILL ATRION PURCHASE?

         We will purchase 350,000 shares in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration of the tender offer. Each share is coupled with a common stock purchase right that we will reacquire with the shares we purchase. If more than 350,000 shares are tendered, all shares tendered will be purchased on a pro rata basis. We also expressly reserve the right to purchase more than 350,000 shares pursuant to the tender offer, subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 1.

HOW WILL ATRION OBTAIN THE FUNDS TO PAY FOR THE SHARES?

         We expect to obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from our existing available cash and from borrowings under our $25,000,000 credit facility. The tender offer is not conditioned on our receipt of financing. See
Section 8.

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT ATRION WILL REQUIRE TO CONSUMMATE THE TENDER OFFER?

         Assuming we purchase 350,000 shares in the tender offer, we expect that the total amount required to purchase the shares tendered in the tender offer and to pay the related fees and expenses to be approximately $8,125,000. See Section 8.

HOW LONG DO I HAVE TO TENDER MY SHARES?

         You may tender your shares until the tender offer expires. The tender offer will expire on Monday, April 14, 2003 at 12:00 Midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.

HOW WILL I BE NOTIFIED IF ATRION EXTENDS THE TENDER OFFER?

         We will issue a press release by 9:00 a.m. New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer.

HOW DO I TENDER MY SHARES?

         To tender your shares, prior to 12:00 Midnight, New York City time, on Monday, April 14, 2003, unless the tender offer is extended:

         - you must deliver your stock certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

         - the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

         -        you must comply with the guaranteed delivery procedure.

         You should contact the information agent for assistance. See Section 3 and the instructions to the related letter of transmittal.

ONCE I HAVE TENDERED SHARES IN THE TENDER OFFER, CAN I WITHDRAW MY TENDER?

         You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on April 14, 2003, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on May 12, 2003. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

         You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the stock certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

HOW DO I GET PAID FOR MY TENDERED SHARES?

         We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary as soon as practicable after the expiration date of the tender offer. The depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See
Section 5.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF MY SHARES ARE PURCHASED PURSUANT TO THE TENDER OFFER?

         Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates. See Section 13.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

         If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

WILL I HAVE TO PAY ANY STOCK TRANSFER TAX IF I TENDER MY SHARES?

         If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

         Yes. The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer, no decrease of 15% or greater in the market price of our common stock or in the Standard and Poor's Index of 500 Industrial Companies measured from March 17, 2003, no commencement or escalation of a war or armed hostilities, and the absence of changes in the general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us. See Section 6.

CAN ATRION AMEND THE TERMS OF THE TENDER OFFER?

         We have reserved the right to amend the tender offer in any respect. See Section 14.

HAS ATRION OR ITS BOARD OF DIRECTORS TAKEN A POSITION ON THE TENDER OFFER?

         Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to any stockholder as to whether to tender or refrain from tendering shares. We have been advised that none of our directors or executive officers intends to tender any shares pursuant to the tender offer. See Section 10.

WHAT IS THE MARKET PRICE OF THE SHARES?

         On February 26, 2003, the last full trading day before we announced the tender offer, the closing sales price per share of our common stock on The Nasdaq Stock Market was $18.00 and on March 14, 2003, the closing sales price was $22.40. We encourage you to obtain a current market quotation before deciding whether to tender your shares. See Section 7.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

         You can call our information agent, Innisfree M&A Incorporated. Banks and brokers call collect: (212) 750-5833. All others call toll free: (888) 750-5834.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON OUR BEHALF OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY US.

                           FORWARD-LOOKING STATEMENTS

         THE OFFER CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE NOT STATEMENTS OF HISTORICAL FACT. FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED IN THE OFFER AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NOTWITHSTANDING ANY STATEMENT IN THE OFFER OR ANY DOCUMENT INCORPORATED BY REFERENCE, THE SAFE HARBOR PROTECTIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ARE NOT AVAILABLE TO STATEMENTS MADE IN CONNECTION WITH THE OFFER.

TO THE HOLDERS OF COMMON STOCK OF ATRION CORPORATION:

                                  INTRODUCTION

         Atrion Corporation, a Delaware corporation (the "Company"), hereby invites its stockholders to tender 350,000 shares of its common stock, par value $.10 per share (such shares, together with the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, as amended, between the Company and American Stock Transfer & Trust Company as Rights Agent, are hereinafter referred to as the "Shares"), to the Company at a price of $23.00 per Share, net to the seller in cash (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, purchase 350,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) for the Purchase Price pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 350,000 Shares pursuant to the Offer. See Section 14.

         This Offer is not conditioned upon any minimum number of Shares being tendered in the Offer. The Offer is, however, subject to certain other conditions. See Section 6.

         The Board of Directors of the Company has approved the Offer, however, neither the Company nor its Board of Directors makes any recommendation to stockholders as to whether to tender or refrain from tendering their Shares. Each stockholder must make the decision whether to tender Shares and, if so, how many Shares to tender. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer. See Section 10.

         The Company's Board of Directors believes that the Offer is in the best interests of the Company. The Offer affords those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Offer provides stockholders the opportunity to sell their Shares at a price of $23.00 per Share in cash to the Company. Additionally, stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

         Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 350,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) have been validly tendered and not properly withdrawn, the Company will purchase such validly tendered and not properly withdrawn Shares, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See
Section 1. All certificates representing Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares.

         The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION
3. The Company will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company which will act as the depositary for the Offer (the "Depositary") and Innisfree M&A Incorporated which will act as information agent for the Offer (the "Information Agent"). See Section 15.

         As of March 12, 2003, the Company had issued and outstanding 1,838,571 Shares and had 185,150 Shares issuable on the exercise of stock options exercisable within 60 days. The 350,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 19% of the outstanding Shares. The Shares are listed and traded on The Nasdaq Stock Market ("Nasdaq") under the symbol "ATRI." On February 26, 2003, the last full trading day before the date of the announcement of the Offer, the closing per Share sales price as reported by Nasdaq was $18.00 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

                                   THE OFFER

1.       NUMBER OF SHARES; PRORATION.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase 350,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at a price of $23.00 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 14, 2003, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 350,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

         The Company will pay the Purchase Price for up to 350,000 Shares validly tendered prior to the Expiration Date and not withdrawn, upon the terms and subject to the conditions of the Offer, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 350,000 Shares pursuant to the Offer. See Section 14.

         PRORATION. Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 350,000 Shares (or such greater number of Shares as the Company may elect to purchase, subject to applicable law) have been validly tendered and not properly withdrawn, the Company will purchase such validly tendered and not properly withdrawn Shares, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Section 1. All certificates representing Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned at the Company's expense to the stockholders who tendered such Shares. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each stockholder tendering Shares shall be based on the ratio of the number of Shares validly tendered by such stockholder (and not properly withdrawn) to the total number of Shares validly tendered by all stockholders (and not properly withdrawn). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn the Company does not expect that it will be able to announce the final proration factor and commence payment for any Shares purchased pursuant to the Offer until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

         As described in Section 13, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

         The Board of Directors believes that the purchase of Shares is an attractive and prudent use of the Company's financial resources and is an efficient means to provide value to the Company's stockholders. The Board of Directors believes that the Offer is consistent with the Company's historical commitment to repurchasing Shares, as evidenced by the Company's issuer tender offers in 1998, 1999 and 2001 and open market and privately-negotiated purchases from time to time, as a means of increasing stockholder value.

         The purchase of Shares pursuant to the Offer will realign the capital structure of the Company by increasing debt and reducing equity. As of December 31, 2002, the Company had borrowings of approximately $10.3 million and total capitalization of approximately $52 million for a debt to total capitalization ratio of approximately 19.8%. If the Company purchases 350,000 Shares pursuant to the Offer, this ratio will increase to approximately 35.5%, which the Board of Directors believes is more in line with other manufacturing companies.

         In deciding to approve the Offer, the Board of Directors took into account the expected financial impact of the Offer, including the increased interest expense associated with the financing required to fund the Offer and the Company's debt to total capitalization ratio. The Company believes that its cash, short-term investments and access to credit facilities following the completion of the Offer, together with its anticipated cash flow from operations, will be adequate for its needs for the foreseeable future.

         The Offer allows those stockholders desiring to receive cash for all or a portion of their Shares an opportunity to do so without the usual transaction costs associated with market sales. In addition, Odd Lot Holders who sell their Shares pursuant to the Offer will not only avoid the payment of brokerage commissions but also will avoid any applicable odd lot charges payable on a sale of their Shares. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

         Stockholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

         Shares that the Company acquires pursuant to the Offer will become treasury stock and will be available for reissuance by the Company without further stockholder action (except as may be required by applicable law or the rules of Nasdaq or any securities exchange on which the Shares are listed). Subject to applicable state laws and rules of Nasdaq, such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with stock option plans and other plans, or a combination thereof.

         The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Offer. However, the Company has no present plans to conduct any issuer tender offers after the expiration of the Offer, and, while the Company has a stock repurchase program pursuant to which additional shares may be repurchased, the Company currently has no specific plans to repurchase Shares pursuant to that program. Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases under its financing agreements in effect at the time, the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

         Except as disclosed in the Offer to Purchase, the Company currently has no plans, proposals or negotiations underway that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) any purchase, sale or transfer of an amount of the Company's assets or any of its subsidiaries' assets which is material to the Company or its subsidiaries, taken as a whole; (c) any material change in the Company's present Board of Directors (other than the retirement as a director of Jerome J. McGrath at the expiration of his term at the Company's 2003 annual meeting of stockholders) or management or any plans or proposals to change the number or the terms of directors (although the directors may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer; (d) any material change in the Company's present dividend policy, capitalization, corporate structure or business; (e) any class or the Company's equity securities ceasing to be authorized to be quoted on Nasdaq;
(f) any class of the Company's equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act; (g) the suspension of the Company's obligation to file reports under Section 13 of the Exchange Act; (h) the acquisition or disposition by any person of the Company's securities; or (i) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3.       PROCEDURES FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal, must be received at or prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

         SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or (ii) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchanges Act of 1934, as amended (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate or stock power guaranteed by an Eligible Institution.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer Shares into the Depositary's account in accordance with such

Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         GUARANTEED DELIVERY. Stockholders whose Share certificates are not immediately available, who cannot deliver their Shares and all other required documents to the Depositary or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date must tender their Shares pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (a) such tender must be made by or through an Eligible Institution, (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date, and (c) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of all Shares delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

         UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 30% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering stockholder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, certify that such stockholder is not subject to backup withholding in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. In order for a foreign stockholder to qualify as an exempt recipient, a foreign stockholder must submit an Internal Revenue Service ("IRS") Form W-8BEN or a substitute form, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements may be obtained from the Depositary. See Instruction 8 of the Letter of Transmittal. Stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

         TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         FOR A DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION 13.

         WITHHOLDING FOR FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or its agent unless (A) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or (B) the foreign stockholder establishes to the satisfaction of the Company and the Depositary that the sale of Shares by such foreign stockholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 13 below). For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign stockholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 9 of the Letter of Transmittal.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

         TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and
(b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE

INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.       WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight New York City time, on Monday, May 12, 2003.

         For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

         Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.       PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company will accept for payment and pay for (and thereby purchase) Shares validly tendered and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered and not withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (a) the Company increases or decreases the price to be paid for the Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (b) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in
Section 14, the Offer will be extended until the expiration of such period of ten business days.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the

Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

         The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders.

         In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately five business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering stockholder as promptly as practicable after the Expiration Date without expense to the tendering stockholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

         The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

         THE COMPANY MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE IRS 30% OF THE GROSS PROCEEDS PAID TO ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3. SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after March 18, 2003 and on or prior to the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise thereto (except for any action or omission to act by the Company in connection with the Offer), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company as described in the first and second paragraphs of Section 2 of the Offer to Purchase;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's reasonable judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company as described in the first and second paragraphs of Section 2 of the Offer to Purchase; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole;

         (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's reasonable judgment, might effect, the extension of credit by banks or other lending institutions in the United States; (v) any decrease in the market price of the Shares of more than 15% measured from the close of trading on March 17, 2003, the last trading day prior to the commencement of the Offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
(vii) any decline in the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on March 17, 2003;

         (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares;

         (e) any change or changes shall have occurred, be pending or threatened or be proposed, which have affected or could affect the business, condition (financial or other), assets, income, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's reasonable judgment, is or is reasonably likely to be material to the Company and its subsidiaries, taken as a whole; or

         (f) the Company determines that the completion of the tender offer and the purchase of the Shares would cause the Shares to be eligible for deregistration under the Exchange Act or cease to be authorized to be quoted on Nasdaq.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (except for any action or omission to act by the Company in connection with the Offer) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time prior to the Expiration Date in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date. Any determination by the Company concerning the events described above will be final and binding on all parties.

7.       PRICE RANGE OF SHARES; DIVIDENDS.

         The Shares are listed and traded on Nasdaq. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices as reported by Nasdaq (rounded to the nearest $.01):


                                                     HIGH            LOW
                                                     ----            ---
         2001:
           1st Quarter...........................    15.88          13.75
           2nd Quarter...........................    25.74          15.19
           3rd Quarter...........................    25.70          19.51
           4th Quarter...........................    38.05          23.39

         2002:
           1st Quarter...........................    38.14          26.91
           2nd Quarter...........................    32.51          26.82
           3rd Quarter...........................    28.09          18.31
           4th Quarter...........................    23.90          17.31

         On February 26, 2003, the last full Nasdaq trading day prior to the date of the announcement of the Offer, the closing sales price as reported by Nasdaq was $18.00 per Share, and on March 14, 2003, the closing sales price as reported by Nasdaq was $22.40 per Share. THE COMPANY URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         The Company has not paid cash dividends since 1997. The Company's dividend policy will be reviewed by the Board of Directors at such future times as may be appropriate in light of relevant factors at such times. The Company does not expect to pay cash dividends in the foreseeable future.

8.       SOURCE AND AMOUNT OF FUNDS.

         Assuming that the Company purchases 350,000 Shares pursuant to the Offer, the Company expects that the total amount required to purchase Shares pursuant to the Offer and to pay related taxes, fees and expenses will be approximately $8,125,000, which the Company expects to obtain from its general corporate funds and from borrowings under the Company's $25,000,000 credit facility ("Credit Facility") with SouthTrust Bank, National Association. Under the terms of the Credit Facility, the Company and certain of its subsidiaries have a credit line which is secured by inventory, equipment and accounts receivable. The term of the Credit Facility expires on November 12, 2004; however, at any time during the term, the Company may convert any or all outstanding amounts under the facility to a term loan with a maturity of two years. The Credit Facility contains numerous covenants, representations and events of default typical of credit facilities of this size and nature. The Company's ability to borrow funds under the Credit Facility is contingent on meeting certain financial covenants in the Credit Facility. Loans under the Credit Facility bear interest at a varying rate equal to the 30, 60 or 90 day LIBOR rate, as selected by the Company, plus from 1% to 2%. As of March 17, 2003, the Company was in compliance with all covenants, and the purchase of Shares pursuant to the Offer will not result in the Company being in violation of any of such covenants. The Company intends to repay borrowings under the Credit Facility through cash flow from operations or through refinancing of such indebtedness at a later date. The Company does not have any alternative plan of financing.

         The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Facility, a copy of which is an exhibit to the Schedule TO in which this Offer to Purchase has been filed with the Commission and is incorporated by reference herein.

9.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         The Company designs, develops, manufactures, markets, sells and distributes products and components, primarily for the medical and health care industry. The Company's products and services range from ophthalmology and cardiovascular products to fluid delivery devices, contract manufacturing and kitting services. The Company has a line of non-medical components that are sold for use in aviation and marine safety products. The Company also owns and maintains a gaseous oxygen pipeline and is engaged in leasing activities. The pipeline and leasing activities are small and incidental to the overall operations of the Company. The Company's executive offices are located at One Allentown Parkway, Allen, Texas 75002, and its telephone number is (972) 390-9800.

         On March 13, 2003, the Company filed with the Commission the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The foregoing description of the Company's business is qualified in its entirety by the more detailed discussion contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in its other filings made with the Commission under the Exchange Act.

         The Company is a party to a Rights Agreement, dated as of February 1, 1990, between the Company and American Stock Transfer & Trust Company as Rights Agent, as amended, which without further action by the Board of Directors will expire on February 1, 2005. On February 1, 1990, the Board of Directors declared a dividend of one common stock purchase right (a "Right") for each outstanding share of the Company's common stock. The dividend was payable on February 20, 1990 to stockholders of record at the close of business on that date. One Right is attached to each share of the Company's common stock, and the Rights are not presently tradable separately from the associated shares of the Company's common stock. The Rights are not presently exercisable and do not have voting powers. When exercisable, each Right entitles the registered holder to purchase, at a substantial discount, shares of common stock of the Company or an acquiring company involved in a business combination with the Company. The purchase price payable, and the number of shares of common stock of the Company or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The Rights will expire on February 1, 2005 unless that expiration date is extended or the Rights are earlier redeemed or exchanged by the Company. In general, the Rights become exercisable or transferable apart from shares of common stock of the Company only after the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding common stock of the Company (thereby becoming an "Acquiring Person") or (2) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 20% or more of the outstanding common stock of the Company. The Rights may be redeemed in whole, but not in part, at a price of $.01 per Right at any time before the time a person crosses the beneficial ownership threshold. The Rights trade together with the shares of the Company's common stock. Absent circumstances causing the Rights to become exercisable or separately tradable prior to the Expiration Date, the tender of any shares of the Company's common stock pursuant to the Offer will include the tender of the associated Rights. No separate consideration will be paid for the Rights. Upon the purchase of Shares pursuant to the Offer, the sellers of the Shares will no longer own the Rights associated with the purchased Shares. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights; provided, however, that from and after such time as any person or group becomes an Acquiring Person no amendment may adversely affect the interests of the holders of the Rights.

         ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         The rules of the Commission allow the incorporation by reference of information into this document, which means that the Company can disclose important information by reference to another document filed separately with the

Commission. The following documents contain important information about the Company and are incorporated herein by reference:

         Document                                          Period or Date Filed
         --------                                          --------------------

         Annual Report on Form 10-K                   Year ended December 31, 2002

         Quarterly Reports on Form 10-Q               Quarter ended September 30, 2002
                                                      Quarter ended June 30, 2002
                                                      Quarter ended March 31, 2002

         Current Report on Form 8-K                   Dated and Filed April 5, 2002

         Proxy Statement of the Company               Dated and Filed April 14, 2002

         Any of the documents incorporated by reference in the Offer can be obtained from the Company or from the Commission's web site at http://www.sec.gov. Documents incorporated by reference are available from the Company without charge, excluding any exhibits to those documents. Documents incorporated by reference in the Offer to Purchase can be obtained by requesting them in writing or by telephone from the Company at One Allentown Parkway, Allen, Texas 75002, telephone (972) 390-9800. The stockholder's complete name and address should be included in the request. The Company will mail requested documents by first class mail, or another equally prompt means, within one business day after receipt of the request.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         As of March 12, 2003, the Company had issued and outstanding 1,838,571 Shares and had 185,150 Shares issuable on the exercise of stock options exercisable within 60 days. The 350,000 Shares that the Company is offering to purchase represent approximately 19% of the Shares then outstanding. As of March 12, 2003, the Company's directors and executive officers as a group (9 persons) beneficially owned (including 74,000 shares issuable on the exercise of options exercisable within 60 days) an aggregate of 427,971 Shares representing approximately 22.4% of the outstanding Shares (including Shares issuable to directors and executive officers on the exercise of options exercisable within 60 days).

         If the Company purchases 350,000 Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially (including Shares issuable on the exercise of options exercisable within 60 days) approximately 27.4% of the outstanding Shares immediately after the Offer (including Shares issuable to directors and executive officers on the exercise of options exercisable within 60 days).

         The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

         The following table sets forth information regarding the beneficial ownership of shares of common stock of the Company as of March 12, 2003 by (i) each of the directors and executive officers of the Company and (ii) all of the directors and executive officers of the Company as a group:

                                               NUMBER OF SHARES                PERCENT
NAME OF BENEFICIAL OWNER(A)                   BENEFICIALLY OWNED (B)         OF CLASS (B)
---------------------------                   ----------------------         ------------

Emile A. Battat                                      126,900                     6.9%
Richard O. Jacobson                                   37,180(c)                  2.0%
Jerome J. McGrath                                     22,300(c)                  1.2%
John H. P. Maley                                      21,000(c)                  1.1%
Hugh J. Morgan, Jr.                                   13,500(c)(d)                 *
Roger F. Stebbing                                     22,800(c)                  1.2%
John P. Stupp, Jr.                                   159,000(c)(e)               8.6%
Margaret M. Zagel                                          0                       *
Jeffery Strickland                                    25,291(c)                  1.4%
All directors and executive
  officers as a group                                427,971(f)                 22.4%


---------
*        Less than one % of class.

(a) The business address of each of the directors and executive officers of the Company is One Allentown Parkway, Allen, Texas 75002-4211. The telephone number at this address is (972) 390-9800.

(b) Based on 1,838,571 shares of common stock outstanding on March 12, 2003, plus shares which can be acquired through the exercise of options within 60 days thereafter by the specified individual or group. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(c) The shares listed include the following shares issuable upon the exercise of options exercisable on March 12, 2003 or within 60 days thereafter: Mr. Jacobson, 4,000; Mr. McGrath, 18,000; Mr. Maley, 20,000; Mr. Morgan, 2,000; Mr. Stebbing, 4,000; Mr. Stupp, 20,000; and
         Mr. Strickland, 6,000. The foregoing persons are parties to award agreements with the Company setting forth certain terms of the options granted to them as follows: (i) all such persons are parties to award agreements under the 1997 Stock Incentive Plan; and (ii) all outside directors who are beneficial owners of shares are parties to award agreements under the Atrion Corporation 1998 Outside Directors Stock Option Plan. The options are not transferable by the optionee except by will or by the laws of descent and distribution except that Mr. Battat may transfer the options held by him to one or more of his family members, and, except for transferred options, each option is exercisable during the lifetime of the optionee only by the optionee or, in the event of disability, by the optionee's guardian or representative. Mr. Battat's employment agreement with the Company provides that if his employment is terminated during the term of the agreement by the Company for other than "just cause" or by Mr. Battat for "good reason" (as those terms are defined in the agreement) or upon Mr. Battat's death or disability, all outstanding unvested stock options and equity awards granted to him will immediately vest.

(d) Does not include 23,000 shares held by Mr. Morgan's children and their spouses and Mr. Morgan's grandchildren as a result of gifts by Mr. Morgan, none of which shares is beneficially owned by Mr. Morgan.

(e) Includes 135,000 shares held by Stupp Bros., Inc. as to which shares Mr. Stupp shares voting power and investment power as a director and executive officer and as a voting trustee of a voting trust which owns 100% of the voting stock of, Stupp Bros., Inc. The 135,000 shares held by Stupp Bros., Inc. represent 7.4% of the common stock of the Company outstanding as of March 12, 2003. The business address for Stupp Bros., Inc. is 3800 Weber Road, St. Louis, Missouri 63125.

(f)      See notes (a)-(e) above.

         Neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the Shares during the 60 days prior to the date hereof except that (i) on February 21, 2003, Mr. Battat exercised options for 82,000 Shares, at exercise prices ranging from $14.063 to $17.92 per Share, (ii) on February 24, 2003, Mr. Jacobson exercised options for 26,000 Shares, at exercise prices ranging from $7.625 to $14.875 per Share, and (iii) on February 25, 2003, Mr. Stebbing exercised options for 6,000 Shares, at exercise prices ranging from $9.00 to $14.875 per Share.

         Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company and to outside directors on certain fixed dates pursuant to the Company's stock option plans and options to purchase Shares granted to clinical advisors of a Company subsidiary and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and will reduce the number of stockholders. Nevertheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and, based on the published guidelines of Nasdaq, continued listing of the Company's securities on Nasdaq.

         The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         Shares the Company acquires pursuant to the Offer will become treasury stock and will be available for the Company to issue without further stockholder action (except as required by applicable law and rules of Nasdaq or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

13.      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

         This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States stockholder (herein, a "Holder"). For purposes of this summary, a "United States stockholder" is a beneficial owner of the Shares who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof,
(iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign stockholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally subject to tax in a manner similar to United States stockholders; however, certain special rules apply. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. This summary does not apply to foreign stockholders who hold, actually or constructively, more than 5% of the stock of the Company. Any such stockholder is strongly advised to consult its own tax advisor. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each Holder of Shares should consult such Holder's tax advisor as to the particular consequences to it of participation in the Offer.

         CONSEQUENCES TO TENDERING HOLDERS OF EXCHANGE OF SHARES FOR CASH PURSUANT TO THE OFFER. An exchange of Shares by a Holder for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend from the Company. In general, if a Holder does not exercise control over the affairs of the Company and all Shares actually or constructively owned by such Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, the Holder should be treated as recognizing gain or loss from the disposition of Shares.

         Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate" redemption with respect to such Holder or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder must take into account not only Shares actually owned by the Holder but also Shares owned by certain related individuals and entities, as well as Shares the Holder has a right to acquire by exercise of an option or by conversion or exchange of a security, that are constructively owned by such Holder pursuant to Section 318 of the Code.

         A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange and provided in all events that after the exchange the Holder owns less than 50% of the voting power of all classes of stock of the Company. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." There is some authority that if a Holder sells Shares to persons other than the Company at or about the time such Holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

         If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 12 months. However, any short-term capital gain recognized by Holders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

         If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that the Holder owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

         The Company cannot presently determine whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

         CONSEQUENCES TO STOCKHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER. Stockholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

         See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign stockholders and backup withholding.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its reasonable judgment, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

         If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares or the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such ten business days.

15.      FEES AND EXPENSES.

         The Company has retained American Stock Transfer & Trust Company to act as Depositary and Innisfree M&A Incorporated to act as Information Agent in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services as such, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

         The Company will not pay fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request through the Information Agent, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer.

         The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

16.     MISCELLANEOUS.

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

         Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.


                               ATRION CORPORATION

March 18, 2003

         Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:

                    American Stock Transfer & Trust Company
                                 59 Maiden Lane
                            New York, New York 10038

                   By Facsimile Transmission: (718) 234-5001
                        (for Eligible Institutions only)

                     Banks and Brokers Call: (718) 921-8200
                   All Others Call Toll Free: (800) 937-5449

     Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent as set forth below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                       [INNISFREE M&A Incorporated LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834